Exhibit 99.1

Media Contact:
Hani Durzy
eBay Inc.
408-376-7458
hdurzy@ebay.com

eBay Names New Board Member

Bill Ford, Chairman and CEO of Ford Motor Company, Joins Board

SAN JOSE, Calif., July 27, 2005 — eBay (NASDAQ: EBAY; www.ebay.com), the World’s Online Marketplace, today announced the appointment of Bill Ford, Chairman and CEO of Ford Motor Company, to its board of directors. Ford’s term on the board begins immediately.

“We are extremely pleased that Bill is joining eBay’s board,” said Meg Whitman, eBay’s president and CEO. “He leads one of the best-known and most respected global brands, and his management expertise will be a welcome addition to an unparalleled board of directors.”

As Chairman and CEO of Ford Motor Company, Bill’s focus has been on revitalizing the company through improving quality, lowering costs and delivering new products to customers. Bill was named CEO of Ford Motor Company on October 30, 2001. He has been a member of the company’s board since 1988, was elected chairman in September 1998, and took office on Jan. 1, 1999. He also serves as chairman of the board’s Environmental and Public Policy Committee and as a member of the Finance Committee. Bill joined Ford Motor Company in 1979 as a product planning analyst, and held positions within manufacturing, sales, marketing, product development and finance as he rose through the organization.

eBay’s board of directors also includes: Pierre Omidyar, founder and chairman of the board; Meg Whitman, president and CEO; Fred Anderson, managing director of Elevation Partners; Scott Cook, chairman of the executive committee of Intuit Inc.; Robert Kagle, general partner of Benchmark Capital Partners; Dawn Gould Lepore, CEO and chairman of drugstore.com; Philippe Bourguignon, Chairman of Aegis Media France; Thomas Tierney, founder and chairman of the Bridgespan Group; Richard T. Schlosberg, III, former President and CEO of the David and Lucile Packard Foundation; and Ned Barnholt, former Chairman, President and CEO of Agilent Technologies.

About eBay

eBay is The World’s Online Marketplace®. Founded in 1995, eBay created a powerful platform for the sale of goods and services by a passionate community of individuals and businesses. On any given day, there are millions of items across thousands of categories for sale on eBay. eBay enables trade on a local, national and international basis with customized sites in markets around the world. Through an array of services, such as its payment solution provider PayPal, eBay is enabling global e-commerce for an ever growing online community.